EXHIBIT 21.1
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                         Subsidiaries of the Registrant



                                             State of Organization
         Subsidiary                             or Incorporation
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Lake Forest Bank and Trust Company                  Illinois
North Shore Community Bank and Trust Company        Illinois
Hinsdale Bank and Trust Company                     Illinois
Libertyville Bank and Trust Company                 Illinois
Barrington Bank and Trust Company, N.A.             National Banking Association
Crystal Lake Bank and Trust Company, N.A.           National Banking Association
Crabtree Capital Corporation                        Delaware
First Insurance Funding Corporation                 Illinois
Wintrust Asset Management Company, N.A.             National Banking Association
Wintrust Capital Trust I                            Delaware